Exhibit 10.87

PRICELINE.COM INCORPORATED 1999 OMNIBUS PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) made as of the 1st day of February 2005, by and between priceline.com Incorporated, a Delaware corporation, with its principal United States office at 800 Connecticut Avenue, Norwalk, Connecticut 06854 (the “Company”), and Jeffery H. Boyd (the “Participant”).

W I T N E S S E T H:

Pursuant to terms of the priceline.com Incorporated 1999 Omnibus Plan (the “Plan”), the Board of Directors of the Company has authorized this Agreement.  The Participant has been granted on February 1, 2005 (the “Grant Date”), subject to execution of this Agreement, the number of restricted shares of Company Stock (the “Restricted Stock”) set forth below.  Unless otherwise indicated, any capitalized term used herein, but not defined herein, shall have the meaning ascribed to such term in the Plan.

1.                                       The Grant

(a)                                  Subject to the terms and conditions set forth herein, the Participant is granted fifty thousand (50,000) shares of Restricted Stock.

(b)                                 Subject to Section 2 hereof, ten thousand (10,000) shares of the Restricted Stock granted under this Agreement (the “Consideration Shares”) shall vest on February 28, 2006.  For avoidance of doubt, there shall be no proportionate or partial vesting of Consideration Shares prior to February 28, 2006.  All other shares of Restricted Stock granted under this Agreement which are not Consideration Shares shall be referred to as “General Shares”.

(c)                                  Subject to Section 3 hereof, all of the General Shares shall vest on February 28, 2008.

(d)                                 For purposes of this Agreement, “Continuous Service” shall mean the Participant’s service with the Company or any Subsidiary or Affiliate as an employee is not interrupted or terminated.

2.                                       Restrictions On Consideration Shares

(a)                                  Notwithstanding anything in the Employment Agreement (as defined in this Section 2(a)) to the contrary, if, prior to February 28, 2006, the Participant in any way fails to comply with the terms and conditions of Section 15(b) and 15(c) of that certain employment agreement, dated February 7, 2005, by and between the Company and Participant (the “Employment Agreement”), all Consideration Shares shall be immediately forfeited and canceled.

(b)                                 Notwithstanding anything in the Employment Agreement to the contrary, if the Participant has a termination of Continuous Service as a result of the Participant’s death prior to February 28, 2006, all Consideration Shares shall be immediately forfeited and canceled.

(c)                                  In the event of a Change in Control occurring prior to February 28, 2006, the Participant shall be fully vested in all Consideration Shares, if  (i) the Participant was in Continuous Service immediately prior to the Change in Control and (ii) the Participant remains in Continuous Service through the date which is the earlier of February 28, 2006 or six (6) months after the effective date of the Change in Control.  In the event that the Participant’s Continuous Service is terminated prior to February 28, 2006 (other than for Cause) by the Company in anticipation of a Change in Control, then the Participant shall be fully vested in all Consideration Shares. The determination of whether the Participant’s Continuous Service is terminated by the Company in anticipation of a Change in Control shall be made by the Company, in its sole discretion.  If there is a Change in Control prior to February 28, 2006 and the Participant’s Continuous Service is terminated by the Company during the period beginning on the effective date of such Change in Control and ending on the earlier of February 28, 2006 or the date which is six (6) months after the effective date of a Change in Control, then the Participant shall be fully vested in all Consideration Shares.  For purposes of this Section 2(c), the term “Change in Control” shall have the meaning given such term under the Employment Agreement.

3.                                       Restrictions on General Shares

(a)                                  Except as otherwise provided under the Employment Agreement and subject to Section 3(b) below, upon the Participant’s termination of Continuous Service, the unvested portion of the General Shares shall be immediately forfeited and canceled.

(b)                                 If the Participant has a termination of Continuous Service as the result of a “Termination without Cause” or a “Termination for Good Reason” (as those terms are defined under the Employment Agreement), the Participant shall be fully vested in (i) the number of General Shares determined by multiplying the total number of General Shares granted under this Agreement by a fraction, the numerator of which is the number of full calendar months elapsed since the Grant Date and the denominator of which is 36, plus (ii) fifty percent (50%) of the total General Shares granted under this Agreement which do not become vested in accordance with clause (i) of this Section 3(b).

4.                                       Nontransferability of Grant

Except as otherwise provided herein or in the Plan, no unvested Restricted Stock shall be assigned, negotiated, pledged, or hypothecated in any way or be subject to execution, attachment or similar process.  Prior to the vesting of any Restricted Stock, no transfer of the Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.  Immediately upon any attempt to transfer such rights, such Restricted Stock, and all of the rights related thereto, shall be forfeited by the Participant.

5.                                       Dividend and Distribution Rights

The Committee in its discretion may require any dividends or distribution paid on the Restricted Stock be held in escrow until all restrictions on such Restricted Stock have lapsed.

6.                                       Stock; Adjustment Upon Certain Events.

(a)                                  Stock to be issued under this Agreement shall be made available, at the discretion of the Board, either from authorized but unissued Stock, from issued Stock reacquired by the Company or from Stock purchased by the Company on the open market specifically for this purpose.

(b)                                 The existence of this Agreement and the Restricted Stock granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or any affiliate, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock, the authorization or issuance of additional shares of Stock, the dissolution or liquidation of the Company or any affiliate or sale or transfer of all or part of the assets or business of the Company or any affiliate, or any other corporate act or proceeding.

7.                                       Determinations

Each determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Committee or the Board in good faith shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Participant and the Company, and their respective heirs, executors, administrators, personal representatives and other successors in interest.

8.                                       Other Conditions

The transfer of any shares of Restricted Stock shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares of Restricted Stock are in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Stock is traded.

9.                                       Notification of Election Under Section 83(b) of the Code

If the Participant shall, in connection with the grant of Restricted Stock under this Agreement, make the election permitted under Section 83(b) of the Internal Revenue Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Internal Revenue Code), then the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

10.                                 Withholding Taxes

The Participant shall be liable for any and all U.S. federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of Restricted Stock.  When the

Restricted Stock vests, the Participant shall surrender to the Company a sufficient number of whole shares of Stock as necessary to cover all applicable required withholding taxes and social security contributions related to such vesting.  The Company will provide the Participant with a cash refund for any fraction of surrendered shares of Stock not necessary for required withholding taxes and social security contributions.  Instead of requiring the Participant to surrender shares as described above, the Company may, in its discretion, (a) require the Participant to remit to the Company on the date on which the Restricted Stock vests cash in an amount sufficient to satisfy all applicable required withholding taxes and social security contributions related to such vesting, or (b) deduct from his regular salary payroll cash, on a payroll date following the date on which the Restricted Stock vests, in an amount sufficient to satisfy such obligations.

In lieu of surrendering shares of Stock to cover all applicable required withholding taxes and social security contributions, the Participant may, by providing notice to the Company within 30 days of the Grant Date (a) elect to remit to the Company on the date on which the Restricted Stock vests cash in an amount sufficient to satisfy such obligations, or (b) request the Company to deduct from his regular salary payroll cash, on a payroll date following the date on which the Restricted Stock vests, in an amount sufficient to satisfy such obligations, which request the Committee may choose to honor in its sole discretion.  Notwithstanding the foregoing, if the Participant makes an election under Section 9 above, the Participant shall remit to the Company in cash an amount sufficient to satisfy any withholding obligations at the time the notice described in Section 9 is delivered to the Company.

11.                                 Distribution of Restricted Stock

Upon the vesting of any Restricted Stock pursuant to the terms hereof, the restrictions of Sections 2 or 3 (as the case may be) and Section 4 shall lapse with respect to such vested Restricted Stock.  Reasonably promptly after any Restricted Stock vests, the Company shall cause to be delivered to the Participant a certificate evidencing such Stock.

12.                                 Miscellaneous

(a)                                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company shall assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, this Agreement may not be assigned by the Participant.

(b)                                 No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(c)                                  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

(d)                                 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(e)                                  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(f)                                    The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

(g)                                 All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice.  Notices to the Company shall be addressed to its principal office, attention of the Company’s General Counsel.

(h)                                 The Plan and this Agreement constitute the entire Agreement and understanding between the parties with respect to the matters described herein and supercede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

(i)                                     This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the state of Delaware without reference to principles of conflict of laws.

(j)                                     The Company represents and warrants that it is duly authorized by its Board and/or the Committee (and by any other person or body whose authorization is required) to enter into this Agreement, that there is no agreement or other legal restriction which would prevent it from entering into, and carrying out its obligations under, this Agreement, and that the officer signing this Agreement is duly authorized and empowered to sign this Agreement on behalf of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRICELINE.COM INCORPORATED

By:	/s/ Ralph M. Bahna
Ralph M. Bahna

Participant

Jeffery H. Boyd

Name

/s/ Jeffery H. Boyd
Signature